DELAWARE GROUP EQUITY FUNDS IV

Registration No. 811-04413
FORM N-SAR
Semi-Annual Period Ended March 31, 2014

SUB-ITEM 77D: Policies with respect to security investments

On November 20, 2013, the Board of Trustees of Delaware Group Equity Funds IV (the ?Registrant?) voted to approve changes related to the Fund?s investment policy in non-US and emerging markets securities for Delaware Healthcare Fund (the ?Fund?). The changes to the Fund?s investment strategies are incorporated herein by reference to the supplement dated November 21, 2013 to the Registrant?s prospectus for the Fund dated January 28, 2013, as filed with the Securities and Exchange Commission (SEC Accession No. 0001582816-13-000259).

SUB-ITEM 77O:  Transactions effected pursuant to Rule 10f-3

One transaction for the semiannual period ended March 31, 2014 effected pursuant to Rule 10f-3, attached as Exhibit.

WS: MFG_Philadelphia: 865892: v1

WS: MFG_Philadelphia: 865892: v1